Exhibit 99.36

AMENDMENT TO

TRANSACTION CONDUCT AGREEMENT

THIS AMENDMENT is made on March 13, 2020 (the “Amendment Date”)

BETWEEN

(1)                                 MIP V (FCC) AIV, L.P. (“Macquarie”); and

(2)                                 Ares Special Situations Fund IV, L.P. (“SSF IV”) and ASOF Holdings I, L.P. (“ASOF” and, with SSF IV, collectively, “Ares”) (each, a “Party” and together, the “Parties”).

IN RESPECT OF

That certain Transaction Conduct Agreement (the “Agreement”), dated as of February 27, 2020, between the Parties.  Defined terms used without definition in this Amendment have the respective meanings set forth in the Agreement.

INTRODUCTION

(A)          Macquarie and Ares formed the Consortium to work together in connection with the Transaction.

(B)                               The Consortium submitted a binding offer (capable of acceptance by CBB upon the due execution and delivery thereof by CBB in accordance therewith) to acquire CBB on February 27, 2020, which was amended on each of March 2, 2020, March 3, 2020, March 4, 2020, and March 5, 2020 (as so amended, the “Final Offer”).

(C)                               The Final Offer comprised (i) a binding offer letter from Red Fiber Parent LLC (“Parent”) and Merger Sub to CBB, (ii) the Merger Agreement, (iii) the Guarantees, (iv) the Equity Commitment Letters, and (v) the Debt Letters and certain comfort letters in respect of the Debt Letters.

(D)                               The Parties desire to amend the Agreement on the terms and subject to the conditions set forth in this Amendment.

THE PARTIES AGREE as follows:

1.                                      AMENDMENTS

1.1                               As of the Amendment Date:

(a)                                 the defined terms used in the Introduction to this Amendment shall replace the corresponding defined terms in the Agreement;

(b)                                 the defined term “Ares Signing Commitment” is amended to mean $307,100,000;

(c)                                  the defined term “Equity Bridge Commitment Letter” is amended to mean that certain Project Converse Senior Bridge Loan Facility Amended and Restated Commitment Letter between TopCo, Parent, and Goldman Sachs Bank USA dated as of March 5, 2020 in respect of the Bridge Loan Facility (as defined in the Equity Bridge Commitment Letter);

(d)                                 the defined term “JVCo” is amended to mean Red Fiber Holdings LLC, an indirect wholly-owning parent of Parent and direct wholly-owning parent of TopCo; and

(e)                                  the Equity Documentation will be updated to reflect the amendments set forth in this Section 1.1.

1.2                               Except as otherwise stated in Section 1.1, all terms of the Agreement shall remain unchanged and continue in full force and effect until the expiration or earlier termination of the Agreement unless the same be otherwise sooner amended.

2.                                      MISCELLANEOUS

Section 11 of the Agreement is incorporated in this Agreement mutatis mutandis.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

EXECUTED by the Parties:

ARES SPECIAL SITUATIONS FUND IV, L.P.

By:	ASSF Management IV, L.P., its general partner
By:	ASSF Management IV GP LLC, its general partner

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

ASOF HOLDINGS I, L.P.

By:	ASOF Management, L.P., its general partner
By:	ASOF Management GP LLC, its general partner

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

[Signature Page to Amendment to Transaction Conduct Agreement]

EXECUTED by the Parties:

MIP V (FCC) AIV, L.P.
By:	Macquarie Infrastructure Partners V GP,
LLC, its General Partner

By:	/s/ Karl Kuchel
Name:	Karl Kuchel
Title:	Chief Executive Officer

By:	/s/ John H. Kim
Name:	John H. Kim
Title:	Assistant Secretary

[Signature Page to Amendment to Transaction Conduct Agreement]